EXHIBIT (1)(l)

MFS/SUN LIFE SERIES TRUST

on behalf of:

MFS Strategic Value Portfolio

Pursuant to Section 9.2(b) of the Amended and Restated Declaration of Trust dated May 1, 2001, as amended (the “Declaration”), of MFS Variable Insurance Trust II, a business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), the undersigned Trustees of the Trust, being a majority of the Trustees of the Trust, do hereby certify that MFS Strategic Value Portfolios, a series of the Trust, has been terminated.

IN WITNESS WHEREOF, the undersigned have executed this certificate this 7th day of August, 2009.

J. KERMIT BIRCHFIELD J. Kermit Birchfield c/o MFS Investment Management 500 Boylston Street Boston MA 02116	MARCIA A. KEAN Marcia A. Kean c/o MFS Investment Management 500 Boylston Street Boston MA 02116

ROBERT C. BISHOP Robert C. Bishop c/o MFS Investment Management 500 Boylston Street Boston MA 02116	RONALD G. STEINHART Ronald G. Steinhart c/o MFS Investment Management 500 Boylston Street Boston MA 02116

FREDERICK H. DULLES Frederick H. Dulles c/o MFS Investment Management 500 Boylston Street Boston MA 02116	HAVILAND WRIGHT Haviland Wright c/o MFS Investment Management 500 Boylston Street Boston MA 02116

DAVID D. HORN David D. Horn c/o MFS Investment Management 500 Boylston Street Boston MA 02116